Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-269429), and the Registration Statement on Form S-8 (File No. 333-268034), of XORTX Therapeutics Inc. (the “Company”) of our report dated February 25, 2026, on the consolidated statements of financial position of the Company as of December 31, 2025 and 2024, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2025 and 2024, included in the Company’s Annual Report on Form 20-F filed with the Securities and Exchange Commission.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants	Vancouver, Canada

March 20, 2026